EXHIBIT 10.4

AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into as of the Effective Date (as hereinafter defined) between U.S. Bank National Association, As Successor-In-Interest To Bank Of America, National Association, As Successor Trustee To Wells Fargo Bank, N.A., As Trustee, In Trust For The Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates (“Seller”) and GRIFFIN (MECHANICSBURG) ESSENTIAL ASSET REIT II, LLC, a Delaware limited liability company (“Purchaser”).
In consideration of the mutual covenants, undertakings and agreements contained below, Seller and Purchaser covenant, undertake and agree as follows:
Section 1.Agreement to Sell. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) on and subject to the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following:
A.The real property (“Real Property”) located at 5035 Ritter Road, Mechanicsburg, PA 17055, more particularly described on Exhibit “A” attached hereto and made a part hereof, together with all structures and improvements thereon, all fixtures therein or thereto and all privileges, easements and appurtenances pertaining thereto, including all of Seller’s right, title and interest in and to any adjacent or adjoining streets, alleys, or rights-of-ways and any strips or gores;
B.All personal property, construction materials, supplies, fixtures, equipment and other personal property of every kind, character and description owned by Seller located on, attached to, and used in connection with the Real Property, but excluding any personal property that is leased (the “Personal Property”);
C.All roads, streets, alleys, water privileges, association rights and easements belonging or appurtenant to the Real Property;
D.All buildings, fixtures, mechanical systems and other improvements (“Improvements”) located on the Real Property;
E.All of Seller’s interest, as landlord, in that certain Agreement of Lease dated May 9, 2011 by and between the Administrative Office of Pennsylvania Courts (“Tenant”) and Corporate Gateway, L.P., as amended by that certain First Amendment to Agreement of Lease dated July 16, 2014 by and between Seller and Tenant and as further amended by the hereinafter defined Second Lease Amendment (collectively, the “Lease”), all general ledger(s), accounting records and tenant files in Seller’s possession or control, with respect to or relating to the Real Property or the Personal Property (the “Records”);
F.All licenses, permits, approvals, variances and similar documents, plans, drawings, specifications and surveys in Seller’s or Seller’s representatives’ possession or control with respect to the Real Property, to the extent assignable without expense to Seller (the “Permits”), subject to the provisions of applicable legal requirements; and
G.All assignable service and maintenance contracts and equipment leases relating to the Real Property that are in Seller’s or Seller’s representatives’ possession (“Contracts”).
All of the above-described property interests are collectively referred to herein as the “Property”. Notwithstanding anything contained herein to the contrary, the Property does not include, and Seller will not convey to Purchaser (and may expressly exclude from any conveyance document) the following: (i) any appraisals, budgets or economic evaluations of, or projections with respect to, all or any portion of the Property, and (ii) any documents, materials or information that are subject to attorney/client work product or similar privilege, that constitute attorney communications with respect to the Property and/or Seller, or that are subject to a confidentiality agreement (collectively, the “Excluded Assets”).
Section 2.Purchase Price and Earnest Money.
A.    The aggregate purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Property is Ten Million One Hundred Fifteen Thousand and No/100 Dollars ($10,115,000.00).
B.    The Purchase Price shall be payable in cash or wire transfer at the Closing (as hereinafter defined) and subject to the adjustments herein set forth.
C.    Within two (2) business days after the Effective Date, Purchaser shall deliver to Chicago Title Insurance Company, 725 South Figueroa Street, Suite 200, Los Angeles, CA 90017 (“Title Company” or “Escrow Agent”, as applicable), Attn: Amy D. Hiraheta; Email: Amy.hiraheta@ctt.com, a signed copy of this Agreement and a wire transfer to the Escrow Agent in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Initial Earnest Money”). By not later than the end of the Review Period (as hereinafter defined), Purchaser shall either (i) notify Seller in writing that Purchaser no longer wishes to purchase the Property in accordance with the terms and provisions of this Agreement, in which event the Escrow Agent shall return the Initial Earnest Money to Purchaser and Purchaser and Seller shall have no further obligations under this Agreement other than obligations which expressly survive termination of this Agreement, (collectively, the “Surviving Obligations”), or (ii) should Purchaser fail to notify Seller in writing that Purchaser no longer wishes to purchase the Property, Purchaser shall be deemed to have elected to purchase the Property in accordance with the terms of this Agreement and the Initial Earnest Money (excluding any interest thereon) shall become nonrefundable to Purchaser except as expressly provided in Sections 6.D., 12.B., 17.B. and 18.B. hereof. If, at the expiration of the Review Period, Purchaser elects to purchase the Property in accordance with the terms hereof, within two (2) business days after the expiration of the Review Period, Purchaser shall deliver a wire transfer to the Escrow Agent in the amount of Two Hundred Thousand Dollars and No/100 ($200,000.00) (the “Additional Earnest Money” and together with Initial Earnest Money, the “Earnest Money”). The Additional Earnest Money and any interest thereon shall become nonrefundable to Purchaser except as expressly provided in Sections 6.D., 12.B., 17.B. and 18.B. hereof. The Earnest Money shall be held in escrow in, if determined by Purchaser, an interest-bearing account in accordance with the provisions hereof and the Escrow Agreement (as hereinafter defined). If the transaction contemplated hereby is consummated in accordance with the terms and provisions hereof, the Earnest Money shall be applied to the Purchase Price at the Closing. If the transaction is not so consummated, the Earnest Money less any interest earned thereon shall be held and delivered by the Escrow Agent as herein provided. If Purchaser fails to timely deliver the Initial Earnest Money as specified in the first sentence of this Section 2.C., Seller shall have the unilateral right, to be exercised by Seller in its sole discretion, to terminate this Agreement by providing written notice thereof to Purchaser, whereupon neither party shall have any further obligations under this Agreement except the Surviving Obligations.
Section 3.    Title Commitment.
A.    Within three (3) business days of the Effective Date, Purchaser shall order, at Purchaser’s expense, an Owner’s Commitment for Title Insurance (the “Title Commitment”) from the Title Company which Title Commitment shall bind the Title Company to issue at Closing an Owner’s Policy of Title Insurance on the standard form of policy prescribed for use in the state where the Real Property is located in the full amount of the Purchase Price, except that the exception as to taxes shall be modified to refer to taxes for the year in which the Closing occurs (the “Owner Policy”); together with a legible copy of all documents referred to in the Title Commitment, including but not limited to plats, reservations, restrictions, and easements (“Title Documents”). Not later than three (3) business days after the receipt thereof, Purchaser shall deliver (or cause the delivery by electronic means) a copy of the Title Commitment and Title Documents to Seller.
B.    Purchaser may evaluate the status of title as reflected in the Title Commitment, the Title Documents and the survey referenced on Exhibit “B” (the “Survey”) pursuant to Section 6 below. Any new survey obtained by Purchaser or updates to the existing Survey shall be at Purchaser’s sole cost and expense. On or before the seventh (7th) day prior to the last day of the Review Period, Purchaser will deliver to Seller a listing of those exceptions in the Title Commitment which are not acceptable to Purchaser (an “Objection Letter”). Although Seller may elect in its sole and absolute discretion to cure or attempt to cure any one or more of Purchaser’s objections specified in the Objection Letter, Purchaser acknowledges and agrees that Seller has no obligation to cure any such objections. If Purchaser timely provides an Objection Letter to Seller, Seller shall, within five (5) days after receipt of such Objection Letter, notify Purchaser which objections, if any, that Seller has elected to cure or cause to be cured before Closing. Failure of Seller to timely provide such notice shall be deemed confirmation that Seller has elected not to cure such objections. If Seller chooses not to cure any of the objections set forth in the Objection Letter then Purchaser shall have the option, to be exercised on or before the expiration of the Review Period, of either (i) terminating this Agreement by giving a written termination notice to Seller, at which time the Escrow Agent shall promptly return the Earnest Money to Purchaser and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein, or (ii) waiving the uncured objections by proceeding to Closing and thereby be deemed to have approved Purchaser’s title as shown in the Title Commitment, Title Documents and the Survey, if any, and any such uncured objections shall become Permitted Encumbrances (as hereinafter defined) for all purposes hereunder. Failure by Purchaser to respond to Seller by the expiration of the Review Period shall be deemed Purchaser’s election to waive the applicable objection(s), which shall become “Permitted Encumbrances”. Notwithstanding the foregoing, in no event shall a Seller Encumbrance (as hereinafter defined) constitute a Permitted Encumbrance and Purchaser shall have no obligation to object to any Seller Encumbrance. As used herein “Seller Encumbrance” means non-monetary liens and encumbrances voluntarily placed on record against the Property by Seller (and without the written consent of Purchaser which consent may be granted or withheld in Purchaser’s sole and absolute discretion) after the date hereof, any and all monetary liens and security interests voluntarily placed on record against the Property by Seller (and without the written consent of Purchaser which consent may be granted or withheld in Purchaser’s sole and absolute discretion), whether recorded or placed on record prior to or after the date hereof, and any mechanics’ liens recorded after the date hereof. Seller at its sole cost and expense shall and is hereby obligated to cause to be released at or prior to the Closing all Seller Encumbrances.
C.    During the term of this Agreement, Seller shall not cause title to the Real Property to differ materially from the condition of title as approved by Purchaser pursuant to the foregoing. If, after the end of the Review Period through the Closing, the Title Company issues an updated Title Commitment that contains any bona fide new exception to title of the Real Property which is not otherwise a Permitted Encumbrance (“New Encumbrance”), then Purchaser shall have three (3) business days after its receipt of such updated Title Commitment to object to such New Encumbrance by delivering written notice thereof to Seller (“New Encumbrance Objection Letter”). If Purchaser timely delivers a New Encumbrance Objection Letter to Seller, Seller shall, within three (3) business days after its receipt of same, notify Purchaser if Seller has elected to cure or cause to be cured such New Encumbrance before Closing. Failure of Seller to timely provide such notice shall be deemed confirmation that Seller has elected not to cure such New Encumbrance. If Seller chooses not to cure any New Encumbrance specified in the New Encumbrance Objection Letter, then Purchaser shall have the option, to be exercised within three (3) business days following Purchaser’s receipt of the Seller’s notice (or deemed notice), of either (i) terminating this Agreement by giving a written termination notice to Seller, at which time the Escrow Agent shall promptly return the Earnest Money to Purchaser and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein, or (ii) waiving the uncured objections by proceeding to Closing, and the New Encumbrance shall thereafter be a “Permitted Encumbrance”.

Section 4.    Review Items; Second Amendment.
A.    Review Items. Within three (3) business days after the Effective Date, Seller shall furnish to Purchaser the items listed on Exhibit “B” attached hereto and made a part hereof for all purposes.
B.    Second Amendment. On or prior to the Effective Date, Seller shall submit or cause its property manager to submit to the Tenant a Second Amendment to Agreement of Lease (“the “Second Amendment”) in the form attached hereto as Exhibit “I”. Seller agrees to use its commercially reasonable efforts (at no cost to Seller) to obtain, from the Tenant, the executed Second Amendment prior to the expiration of the Review Period. Promptly after receipt of the executed Second Amendment, Seller shall provide Purchaser with a copy of same. Receipt of the executed Second Amendment shall not be a condition to Purchaser’s obligation to consummate the transaction contemplated hereunder.
Section 5.    Closing.
A.    The Closing (“Closing”) of the sale of the Property by Seller to Purchaser shall occur by delivery of documents and funds in escrow to Escrow Agent no later than ten (10) business days following the expiration of the Review Period, unless such date is changed in writing signed by Seller and Purchaser (such date, as the same may be so changed being referred to herein as the “Closing Date”). Notwithstanding the foregoing, to the extent Tenant has not paid rent for the month in which Closing is scheduled to occur (the “Closing Month”) as of the Closing Date, the Closing Date shall be extended until such time as Tenant pays rent for the Closing Month, but not later than the last day of the Closing Month.
B.    At the Closing, all of the following shall occur, all of which shall be deemed concurrent conditions:
1.    Seller, at Seller’s sole cost and expense, shall deliver or cause to be delivered to Escrow Agent the following:
a.    A Special Warranty Deed (“Deed”), in substantially the form attached hereto as Exhibit “C” and made a part hereof, fully executed and acknowledged by Seller, conveying to Purchaser title to the Real Property, subject only to the Permitted Encumbrances, as defined in Section 6 hereof;
b.    An Assignment and Assumption of Leases and Contracts affecting the Property, in substantially the form attached hereto as Exhibit “D” and made a part hereof (the “Assignment and Assumption”) duly executed by Seller;
c.    A Bill of Sale and Assignment for the Personal Property (without warranties or representations other than as set forth herein) and the Permits in substantially the form attached hereto as Exhibit “E” and made a part hereof (the “Bill of Sale”) duly executed by Seller;
d.    A Tenant Notification Letter in the form attached hereto as Exhibit “F” and made a part hereof(the “Tenant Notification Letter”) to be sent by Purchaser to the Tenant promptly upon Closing and notifying the Tenant of the change in ownership and instructing the Tenant to perform all future obligations to Purchaser, in form satisfactory to Purchaser and Seller;
e.    Evidence reasonably satisfactory to the Title Company that the person executing the closing documents on behalf of Seller has full right, power, and authority to do so;
f.    The rent roll provided by Seller’s property manager (the “Rent Roll”);
g.    A proper affidavit by Seller, providing Seller’s U.S. taxpayer identification number and stating that Seller is not a “foreign person” as defined in 26 U.S.C. Section 1445;
h.    A Seller’s Affidavit in substantially the form of Exhibit “G” attached hereto and incorporated herein (the “Title Affidavit”) duly executed by Seller;
i.    A Tenant Estoppel Certificate from Tenant in substantially the form of Exhibit “H” attached hereto and incorporated herein (the “Tenant Estoppel”) duly executed by Tenant;
j.    Such information as Escrow Agent may reasonably require in order to prepare a closing statement showing the Purchase Price and any adjustments thereto (the “Settlement Statement”).
2.    Purchaser, at Purchaser’s sole cost and expense, shall deliver or cause to be delivered to Escrow Agent the following:
a.    A wire transfer, payable to the order of the Escrow Agent in an amount of money equal to the Purchase Price less the Earnest Money, subject to adjustments as provided in this Agreement;
b.    Evidence reasonably satisfactory to Seller and the Title Company that the person executing the closing documents on behalf of Purchaser has full right, power, and authority to do so;
c.    The Assignment and Assumption, the Bill of Sale, and the Tenant Notification Letter all duly executed by Purchaser;

d.    Such information as Escrow Agent may reasonably require in order to prepare the Settlement Statement; and
e.    Such other documents and agreements as may be reasonably required to consummate the transaction contemplated hereby.
3.    Seller and Purchaser shall each pay their respective attorneys’ fees and one half of the escrow fees. Seller shall pay all recording fees for recording any documents necessary to remove exceptions to title insurance, including all costs associated with any Seller Encumbrances and the removal and termination of the same. Purchaser shall pay the premium for issuance of the Owner Policy. Seller and Purchaser shall each pay one half of the transfer taxes associated with the recordation of the Deed. Any other expenses shall be split between the parties in the customary manner in Mechanicsburg, Pennsylvania.
C.    All prorations for the Settlement Statement shall be calculated as of the Closing Date (with Seller’s portion covering the period through the day immediately prior to the Closing Date and Purchaser’s portion commencing on and including the Closing Date), except as Seller and Purchaser may otherwise agree in writing (which agreement may take the form of Seller’s and Purchaser’s written approval of the Settlement Statement), on payments and invoices received as of the Calculation Date, as hereinafter defined.
D.    All general and state-specific real estate taxes imposed by any governmental authority ("Property Taxes") for the year in which the Closing occurs shall be prorated between Purchaser and Seller as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for the calendar year or other applicable tax period in which the Closing occurs, Property Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year's tax bill. Notwithstanding the foregoing, Property Taxes shall not be prorated with respect to any Tenant which under its Lease is obligated to pay Property Taxes directly to the applicable taxing authority. In addition, any deposits for real estate taxes and assessments made by any Tenant for any period for which Purchaser would have responsibility for payment thereof shall be credited to Purchaser at Closing and shall be treated as a like-amount reduction in Purchaser’s real estate tax proration. If any general or special assessment (as contrasted to ad valorem taxes) are payable in installments, Purchaser shall receive a credit at Closing for the gross amounts due.
E.    In the event that an application for a real estate tax abatement or reduction is not filed by Seller prior to the Closing for the tax year in which Closing occurs, then Purchaser shall have the exclusive right, following Closing, to file and prosecute such application with respect to the year in which Closing occurs. If such application has been filed by Seller prior to Closing, and Closing occurs prior to the day which marks the midpoint of the tax year, Purchaser shall also have the exclusive right to continue the prosecution of said application. The amount of any abatement or reduction actually obtained, less the cost of obtaining the same, shall be apportioned between the parties based on their relative periods of ownership of the Property during the calendar year in which Closing occurs and an appropriate payment (the “Tax Abatement Payment”) shall be made to the other party within fifteen (15) business days after any abatement or reduction for the year in which Closing occurs becomes effective. To the extent that tenants are entitled to reimbursement under the Lease on account of any such abatement or reduction attributable to the period prior to Closing, any Tax Abatement Payment due Seller may be reduced by the amounts actually paid to or credited to tenants, provided that Purchaser has provided evidence reasonably satisfactory to Seller that such amount has been paid or credited. As of the Effective Date, no such abatement or reduction proceeding is currently pending.
F.    All rentals, including amounts paid in respect of common area maintenance costs and other operating expenses of the Property, actually received by Seller for the month in which the Closing occurs shall be prorated through the Settlement Statement as of the Closing Date. Except as Seller and Purchaser may otherwise agree in writing (which agreement may take the form of Seller’s and Purchaser’s written approval of the Settlement Statement), such prorations shall be calculated using the information available to Seller’s property manager as of 11:59 p.m. on that day which is two (2) business days before the Closing Date (the “Calculation Date”).
a.    To the extent actually received by Seller prior to the Calculation Date, Seller shall deliver to Purchaser at the Closing all advance payments or rentals that are due for a period that is subsequent to the month in which the Closing occurs. All rentals and other sums due during the month in which the Closing occurs that are received by either party after the Calculation Date shall be prorated as of the Closing Date and paid to the respective party forty-five (45) days after Closing.
b.    All prorations of rentals shall be final at Closing and shall not be subject to post-Closing reconciliation or correction except as specifically provided herein.
G.    Amounts owing, prepaid or received by Seller on all (i) Contracts expressly assumed by Purchaser and assigned to Purchaser hereunder, and (ii) Contracts and service agreements which provide services to Purchaser and/or the Property post-Closing, shall be apportioned as of the Closing. Notwithstanding the foregoing, any and all leasing commission agreements and property management contracts shall be expressly excluded from the foregoing prorations and shall be terminated by Seller as of the Closing and no longer in force and effect or otherwise in any way binding on Purchaser.
H.    Charges for utilities serving the Property shall be determined as of the Closing Date. Purchaser shall be responsible for all utility charges for the period on or after the Closing Date. Seller shall be responsible for all utility charges for the period through and including the day preceding the Closing Date. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. However, after the lapse of forty-eight (48) hours following the Closing, Seller may terminate any utility service that Purchaser has not transferred out of Seller’s name into Purchaser’s name.

I.    All utility deposits for the benefit of Seller (power, water, sewer, etc.) shall at all times remain the property of Seller and shall be refunded to Seller by the deposit holder upon the Closing (or within a reasonable time thereafter), and Purchaser shall take all commercially reasonable actions necessary to ensure the prompt release of all such deposits to Seller.
J.    If there are any general or special assessments pending against the Property which are subject to payment in installments, Seller shall pay any installments of such special assessments that are due and payable prior to the Closing and Purchaser shall pay all installments of such special assessments on or after the Closing and any such payments made by Seller for the period between the payment occurring immediately before the Closing and the payment due immediately thereafter shall be adjusted between Seller and Purchaser
K.    At Closing, Seller shall give Purchaser a credit against the Purchase Price for any outstanding tenant improvement allowances, leasing commissions, free rent and/or abatement periods relating to the Leases and licensees under the licenses which remain unpaid as of the Closing Date. Purchaser shall indemnify Seller, to the extent of the credit against the Purchase Price, against any claims by a Tenant on account of such tenant improvement allowances.
L.    As of the Closing Date, Seller will terminate its insurance coverage with respect to the Property and Purchaser will affect its own insurance coverage.
M.    At Closing, Seller shall deliver to Purchaser at the Real Property (i) exclusive possession of the Property (including all keys to the Property in Seller’s possession or control), subject to the Permitted Encumbrances and the Lease; (ii) the original Lease and amendments thereto; and (iii) all original Contracts and amendments thereto to the extent they are in Seller’s or Seller’s representatives’ possession, and (iv) all documents comprising the Records that are in Seller’s possession.
N.    In the event of mathematical error on the Settlement Statement or in the calculation of pro rations the Settlement Statement, the same shall be promptly adjusted when determined and the appropriate party paid any monies owed, provided that on the forty-fifth (45th) day after Closing, such amounts shall be considered final except as otherwise specifically set forth herein.
O.    This Section 5 shall survive Closing for a period of twelve (12) months from the Closing Date.
Section 6.    Conditions to Performance.
A.    Purchaser’s obligation to consummate the transaction contemplated herein shall be contingent and specifically conditioned, until 5:00 p.m. Dallas, Texas time on the thirtieth (30th) day from the Effective Date of this Agreement (the “Review Period”), upon Purchaser, in Purchaser’s sole and absolute discretion, being satisfied with and accepting consistent with Section 3 above, the status of the title to the Real Property as shown by the Title Commitment, Title Documents, the Survey and any updated Survey. The term “Permitted Encumbrance” shall include and be limited to the following matters to the extent Purchaser has not objected to the same during the Review Period: (a) all exceptions and encumbrances to title revealed by the Survey or the Title Commitment (b) the standard printed exceptions contained in the Title Commitment, (c) the Lease, Contracts and other contracts affecting the Real Property, (d) liens for current real estate taxes and assessments which are not yet due and payable, (e) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts shown on the Survey or which a new or updated survey of the Real Property obtained prior to Closing would disclose, (f) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge, and charges for sewer, water, electricity, telephone, cable television, internet or gas due from and after the Calculation Date, (g) rights of tenants to remove trade fixtures at the expiration of the term of the Lease of such tenants, (h) rights of tenants as tenants only, and (i) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Real Property currently or hereinafter imposed by any governmental authority. Permitted Encumbrances shall not, however, include any items, if any, which Seller elects to cure in its written response to Purchaser’s Objection Letter in accordance with the terms of Section 3.B. hereof, any Seller Encumbrance or any other matter to the extent Purchaser objects during the Review Period.
B.    Purchaser’s obligation to consummate the transaction contemplated herein shall be contingent and specifically conditioned, until 5:00 p.m. Dallas, Texas time on the last day of the Review Period, upon Purchaser, in Purchaser’s sole and absolute discretion, being satisfied with and accepting the physical condition and nature of the Property, and the results of any Tests (as hereinafter defined).
C.    Notwithstanding any provisions herein to the contrary, if Purchaser does not give written notice to Seller of its election to terminate this Agreement by not later than 5:00 p.m. Dallas, Texas time on the last day of the Review Period, Purchaser shall be deemed satisfied with the Property in all respects, and the Earnest Money shall become non-refundable to Purchaser except as expressly provided in Sections 17.B. and 18.B. hereof.
D.    Purchaser’s obligation to consummate the transaction contemplated hereunder is expressly subject to the satisfaction (or written waiver by Purchaser) of the following conditions as of the Closing Date (“Purchaser’s Closing Conditions”):
1.    Seller’s representations and warranties set forth herein continue to be true and accurate in all material respects;
2.    There is no material breach of Seller’s covenants as set forth herein that has not been cured prior to Closing;
3.    There is no material change in the matters reflected by the updated survey and the Title Commitment after expiration of the Review Period which Seller is unable or unwilling to cure except as consented to in writing by Purchaser; Seller has materially performed all of its obligations hereunder, including, but not limited to, the closing documents/deliveries described in Section 5.B.1 and the Title Company shall be prepared to provide “gap” coverage or a similar endorsement to Purchaser’s owner’s insurance policy;
4.    As of the Closing Date, the entirety of the Real Property and the Improvements are leased to Tenant, the Lease is in full force and effect and the Tenant is in occupancy of the Building;
5.    Purchaser shall have received, on or before the Closing Date, an executed Tenant Estoppel from Tenant in the form described in Section 5.B.1.i; and
6.    Seller shall have delivered each of the closing documents / deliveries required to be delivered under Section 5.B.1 of this Agreement
E.    Notwithstanding Purchaser’s Closing Conditions above, Seller’s obligation to consummate the transaction contemplated hereunder is expressly subject to the satisfaction by Purchaser (or waiver by Seller) of the following conditions as of the Closing Date (“Seller’s Closing Conditions”):
1.    Purchaser's representations and warranties set forth herein continue to be true and accurate in all material respects;
2.    There is no material breach of Purchaser's covenants as set forth herein; and
3.    Purchaser has materially performed all of its obligations hereunder, including, but not limited to, the closing documents/deliveries described in Section 5.B.2.
The above conditions precedent may be waived only in writing by the party in whose favor they run, which waiver may be granted or withheld by such party in its sole discretion. If any condition precedent under this Agreement has not been satisfied as of the date of Closing or waived by the party in whose favor the condition precedent runs, such party shall be entitled, in its sole discretion, to terminate this Agreement by giving the other party and the Escrow Agent written notice to such effect, whereupon the Escrow Agent shall release the Earnest Money to (a) Seller, in the event of a failure of Seller’s Closing Conditions and a corresponding termination by Seller pursuant to Section 6.E., or to (b) Purchaser, in the event of a failure of Purchaser’s Closing Conditions and a corresponding termination by Purchaser pursuant to Section 6.D. Upon a termination pursuant to the immediately preceding sentence, the parties shall have no further rights or liabilities under this Agreement except with respect to the Surviving Obligations.
Section 7.    AS IS Sale.
A.    Purchaser expressly acknowledges that, except for the representations, warranties and covenants set forth herein, the Property is being sold and accepted AS IS, WHERE-IS, WITH ALL FAULTS, and Seller makes no representations or warranties, express or implied, with respect to the physical condition or any other aspect of the Real Property, including, without limitation, (i) the structural integrity of any improvements on the Property, (ii) the manner, construction, condition, and state of repair or lack of repair of any of such improvements, (iii) the conformity of the improvements to any plans or specifications for the Property, including but not limited to any plans and specifications that may have been or which may be provided to Purchaser, (iv) the conformity of the Property or its intended use to past, current or future applicable zoning or building code requirements or restrictive covenants, or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, (v) the financial earning capacity or history or expense history of the operation of the Property, (vi) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, restriction, condition, or otherwise, (vii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, (viii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (ix) the existence or non-existence of asbestos, underground or above ground storage tanks, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition or whether the Property is in compliance with applicable laws, rules and regulations, (x) the Property’s investment potential or resale at any future date, at a profit or otherwise, (xi) any tax consequences of ownership of the Property or (xii) any other matter whatsoever affecting the stability, integrity, fitness for use or other condition or status of the land or any buildings or improvements situated on all or part of the Property or any other aspect of the Property or any part thereof (collectively, the “Property Conditions”), and except for warranties and representations expressly provided herein, PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE relating to the Property, its improvements or the Property Conditions, such waiver being absolute, complete, total and unlimited in any way.
B.    If and to the extent that Seller delivers or makes available documents, reports (including any environmental reports) or other writings concerning the Property (collectively, with the review items described in Section 4, the “Review Items”) to Purchaser, all such Review Items shall be delivered or made available, unless otherwise expressly represented to and/or warranted herein, without any representation or warranty as to the completeness or accuracy of the data or information contained therein, and all such Review Items are furnished to Purchaser solely as a courtesy, and Seller has neither verified the accuracy of any statements or other information therein contained, the method used to compile such information nor the qualifications of the persons preparing such information unless otherwise expressly represented to and/or warranted herein. The Review Items are provided on an AS-IS-WHERE-IS BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, UNLESS OTHERWISE EXPRESSLY REPRESENTED TO AND/OR WARRANTED HEREIN, SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE REVIEW ITEMS. Without Seller’s prior written consent, Purchaser: (i) shall not divulge to any third party any of the Review Items and shall not use the Review Items in Purchaser’s business prior to the Closing, except in connection with the evaluation of the acquisition of the Property; (ii) shall ensure that the Review Items are disclosed only to such of Purchaser’s officers, directors, employees, consultants, investors and lenders, as have actual need for the information in evaluating the Property and that prior to Closing all such parties shall treat the Review Items as confidential and proprietary to Seller; (iii) shall act diligently to prevent any further disclosure of the information; and (iv) shall, if the Closing does not occur for any reason, promptly destroy or return to Seller (without keeping copies) all Review Items. In addition to Purchaser’s obligation to destroy or return the Review Items as required by the foregoing sub-section (iv), if for any reason other than Seller’s default the transaction contemplated by this Agreement fails to be consummated, Purchaser shall promptly destroy any and all completed plans, renderings, market studies, reports, soil tests, plats, engineering work product and other studies or work product prepared by or on behalf of Purchaser in connection with the Property. This Section 7.B. shall survive the termination of this Agreement.
C.    Except as expressly represented or warranted by Seller herein, Purchaser will rely solely on its own investigation of the Property and not on any information provided by Seller, its agents, or its contractors. Seller will not be liable or bound in any way by any oral or written statements, representations or information about the Property or its operation furnished by any party purporting to act on Seller’s behalf. Purchaser further acknowledges and agrees that the compensation to be paid to Seller for the Property has been decreased to take into account the Property is being sold subject to the disclaimers and waivers contained in this Agreement.
D.    After the Closing, Purchaser shall be solely responsible for any and all Requirements, Property Conditions, and all other aspects of the Property, whether the same shall be existing as of the Closing Date or not. Except as expressly provided herein, to the fullest extent permitted by law, Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon it by virtue of any applicable state, federal, or local law, rule, or regulation as a result of any alleged inaccuracy or incompleteness of the information or the purchase of the Property, including, without limitation, (i) the provisions of the Pennsylvania Unfair Trade Practices And Consumer Protection Law, 73 P.S. section 201-1, et seq.; (ii) the Pennsylvania Real Estate Seller Disclosure Act, 68 P.S. section 1023, et seq. or (ii) any other comparable statutes or laws of the state in which the Real Property is located, and (iii) any environmental law, rule, or regulation whether federal, state or local, including, without limitation, the Comprehensive Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.) as amended by the Superfund Amendments and Reauthorization Act of 1986, and any analogous federal or state laws. With respect to Purchaser’s waiver of the above and the other waivers by Purchaser contained in this Agreement, Purchaser represents and warrants to Seller that: (a) Purchaser is not in a significantly disparate bargaining position; (b) Purchaser is represented by legal counsel in connection with the sale contemplated by this Agreement and (c) Purchaser is knowledgeable and experienced in the purchase, operation, ownership, refurbishing and sale of commercial real estate, and is fully able to evaluate the merits and risks of this transaction. As part of the provisions of this Section 7.D., but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed. In this connection, to the extent permitted by law, Purchaser hereby agrees, represents, and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included in the waivers and matters released as set forth in this Section 7.D.
E.    The foregoing waivers and releases will be given full force and effect according to each of their express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action and strict liability claims. The foregoing waivers and releases include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s waiver or release to Seller.
F.    Notwithstanding anything herein to the contrary, all of the terms and provisions of this Section 7 shall survive the Closing or a termination of this Agreement.
Section 8.    Brokers. Purchaser and Seller hereby agree that C-III Realty Services LLC (“Broker”) has represented Seller in connection with the sale of the Property to Purchaser and that no broker has represented Purchaser in connection with its purchase of the Property from Seller. Seller agrees to pay a commission to Broker at Closing pursuant to a separate agreement, if and only if the Closing occurs and all funding has occurred hereunder. Purchaser agrees that if any claims should be made for commissions allegedly arising from the execution of this Agreement or any sale of the Property to Purchaser by any broker other than Broker by reason of any acts of Purchaser, Purchaser will protect, defend, indemnify and hold Seller harmless from and against any and all loss, liabilities and expenses in connection therewith. Seller agrees that if any claims should be made for commissions allegedly arising from the execution of this Agreement or any sale of the Property to Purchaser by any broker other than Broker by reason of any acts of Seller, Seller will protect, defend, indemnify and hold Purchaser harmless from and against any and all loss, liabilities and expenses in connection therewith. This Section 8 shall survive Closing.
Section 9.    Purchaser’s Inspection.
A.    During the Review Period and thereafter during the term of this Agreement, upon reasonable prior notice to Seller and subject to the provisions herein, Purchaser shall have the right to diligently and thoroughly inspect the Property, and to hire such experts as Purchaser may deem necessary to thoroughly evaluate and analyze the Property and Property Conditions, including contractors, engineers, soils analysts, pest control specialists and the like, all at Purchaser’s expense so long as such activities do not unreasonably interfere with Seller’s or Tenant’s use of the Property. During the Review Period, Seller shall arrange an interview between Purchaser and (i) Tenant’s Director of Corporate Real Estate (or equivalent position) and (ii) Seller shall use commercially reasonable efforts to include the applicable Chief Counsel for the Pennsylvania Office of General Counsel, such interviews to take place no later than ten (10) days prior to the end of the Review Period and Seller shall have the right to have a representative present (by telephone conference or in person) during such interview.
B.    During the Review Period and thereafter during the term of this Agreement, upon reasonable prior notice to Seller and subject to the provisions herein, Purchaser and its agents and employees, at Purchaser’s sole risk and expense, shall have the right to enter upon the Property during normal business hours for testing, surveying, engineering and other reasonable inspection purposes (“Tests”). All such activities shall be conducted in such a fashion so as not to unreasonably interfere with the rights or property of the Tenant or others with any possessory interest in any part of any portion of the Property. Purchaser will cooperate with and adhere to all tenant notice requirements that affect the timing of all such activities. Without the prior written consent of Seller and subject to Section 9A above, Purchaser covenants with Seller that Purchaser shall not contact (i) the Tenant, (ii) Seller’s property manager, or (iii) any leasing agent of Seller with respect to space in the Property. In any event, even after Purchaser receives Seller’s consent, any such contact made by Purchaser shall simultaneously include Seller (i.e. simultaneous copy to Seller on emails or other correspondence, joinder of an authorized representative of Seller in any telephone calls and presence of an authorized representative of Seller at meetings), unless Seller waives such simultaneous contact in writing in advance of any such Purchaser contact. Notwithstanding anything herein to the contrary, Seller reserves the right to accompany Purchaser, or have a representative of Seller accompany Purchaser, prior to entering upon the Property in connection with any test or inspection; provided, however, Purchaser may not enter into any space leased by Tenant without being accompanied by Seller’s manager for the Property or another designated representative of Seller. Seller agrees to make its manager or other representative reasonably available during normal business hours. Purchaser will not alter the physical condition of the Property without notifying Seller of its requested tests, and obtaining the written consent of Seller to any physical alteration of the Property, including, without limitation, borings, drillings or other invasive testing. Purchaser will promptly restore the Property to substantially a similar condition prior to such damage (wear and tear excepted) if damaged or changed due to the tests and inspections performed by Purchaser, free of any mechanics’ or materialmen’s liens or other encumbrances arising out of any of the inspections or tests, and will provide Seller, at no cost to Seller, with a copy of the results of any tests and inspections made by Purchaser, excluding any market and economic feasibility studies. PURCHASER HEREBY AGREES TO AND SHALL INDEMNIFY, DEFEND, PROTECT AND HOLD SELLER HARMLESS OF, FROM AND AGAINST ANY AND ALL LIABILITIES, SUITS, CLAIMS, LOSSES, CAUSES OF ACTION, LIENS, FINES, PENALTIES, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS’ FEES AND COSTS, AND DAMAGES SUSTAINED BY OR ASSERTED AGAINST SELLER OR THE PROPERTY (COLLECTIVELY “CLAIMS”), INCLUDING, BUT NOT LIMITED TO, INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO OR THEFT OF ANY PROPERTY, OR MECHANICS’ AND MATERIALMEN’S LIENS, CAUSED AS A RESULT OF OR ARISING OUT OF OR SOLELY IN CONNECTION WITH ANY INSPECTIONS, EXAMINATIONS OR TESTS CONDUCTED BY PURCHASER OR ITS CONTRACTORS OR AGENTS, EVEN IF THE INDEMNIFIED PARTY WOULD BE STRICTLY LIABLE UNDER APPLICABLE LAW, BUT NOT TO THE EXTENT SUCH CLAIMS ARE CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE OF SELLER. The provisions of this Section 9.B. and Section 9.C. below shall survive Closing or termination of this Agreement.
C.    Prior to Purchaser’s or Purchaser’s agents’, contractors’ or employees’ entry onto the Property such parties shall furnish Seller with evidence of commercial general liability insurance from insurers licensed to do business in the state in which the Real Property is located with coverage and minimum limits of at least $1,000,000. Such insurance may not be cancelled or amended except upon thirty (30) days’ prior written notice to Seller. In addition, Purchaser and Purchaser’s agents, contractors and employees may only enter onto the Property on a date and time specified by Seller in writing and, if required by Seller, in the presence of Seller’s personnel or under the supervision of Seller’s consultants. Purchaser must use its best efforts to ensure that Purchaser and Purchaser’s agents, contractors and employees do not disclose the existence or terms of this Agreement to Tenant or others with a possessory interest in all or any portion of the Property or to any of Seller’s contractors or agents at the Property except for Seller’s property manager.
Section 10.    Notices.
A.    Any notice required or permitted to be given hereunder by one party to the other shall be in writing and the same shall be given and shall be deemed to have been served and given when (i) delivered in person to the address set forth herein below for the party to whom the notice is given, (ii) placed in the United States mail, certified and return receipt requested, addressed to such party at the address hereinafter specified, or (iii) deposited into the custody of FedEx Corporation to be sent by FedEx Overnight Delivery or other reputable overnight carrier for next day delivery, addressed to such party at the address hereinafter specified. In addition, notice may be given by email at the email address set forth herein below for the party to whom notice is given, and such notice shall be deemed given and served upon transmission so long as such notice is also given on the same day via a method provided for in (i) through (iii) above.
B.    The address of Seller for all purposes under this Agreement and for all notices hereunder shall be:
U.S. Bank, Trustee for CD 2006-CD2
c/o C-III Asset Management LLC
5221 North O’Connor Blvd., Suite 600
Irving, Texas 75039
Attention: Don Edwards
Telephone: 972-868-5437
Fax: (972) 868-5495
E mail: dedwards@c3cp.com
with a copy to:
Lindsey M. Hoelzle, Esquire
Dinsmore & Shohl LLP
1200 Liberty Ridge Drive, Suite 310
Wayne, PA 19087
Telephone: (610) 408-6036
Fax: (610) 408-6021
Email: lindsey.hoelzle@dinsmore.com
C.    The address of Purchaser for all purposes under this Agreement and for all notices hereunder shall be:
c/o Griffin Capital Corporation
1520 E. Grand Avenue
El Segundo, CA 90245
Attention: Robert Corry
Telephone: (310) 469-6100
E mail: rcorry@griffincapital.com
with a copy to:
Griffin Capital Corporation
790 Estate Drive, Suite 180
Deerfield, IL 60015
Attention: Mary Higgins, Esq.
E-mail: mhiggins@griffincapital.com
and
Dickstein Shapiro LLP
1825 Eye Street NW
Washington, DC 20006
Attention: Jason R. Eig, Esq.
E-mail: eigj@dicksteinshapiro.com
D.    From time to time either party may designate another address within the 48 contiguous states of the United States of America for all purposes of this Agreement by giving the other party not less than ten (10) days’ advance written notice of such change of address in accordance with the provisions hereof.
Section 11.    Entire Agreement. This Agreement (including the exhibits hereto) contains the entire agreement between Seller and Purchaser and fully supersedes all prior agreements and understandings between the parties. No oral statements or prior written matter not specifically incorporated herein shall be of any force and effect. No variation, modification, or changes hereof shall be binding on either party hereto unless set forth in a document executed by such parties or a duly authorized agent, officer or representative thereof.
Section 12.    Representations.
A.    Seller hereby warrants and represents to Purchaser that this Agreement and all documents to be executed and delivered by Seller at Closing are and at the Closing will be duly authorized, executed, and delivered, and are and at the Closing will be legal, valid, and binding obligations of Seller, and do not and at the Closing will not violate any provisions of any agreement to which Seller is a party or to which Seller is subject.

B.    Seller makes the following representations and warranties to Purchaser, which representations and warranties shall be deemed to be repeated by Seller as of the Closing Date and which shall survive the Closing for a period of nine (9) months (the “Survival Period”):
1.    Omitted.
2.    To Seller’s actual knowledge, Seller has delivered to Purchaser a correct and complete copy of the Lease and all amendments thereto. To Seller’s current actual knowledge, there are no parties in possession of any portion of the Real Property, except the Tenant pursuant to the Lease, as shown on the rent rolls delivered to Purchaser pursuant to this Agreement and persons or entities claiming by, through or under such Tenant. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, Seller shall not amend, modify or terminate the Lease, or enter into new leases, of spaces at the Property. As of the date hereof, Seller is the holder of all of the landlord’s right, title and interest in, to and under the Lease. The Lease is in full force and effect. There is no security deposit paid by Tenant under the Lease. Seller, to its knowledge, has not received, nor is Seller aware of, any claim from the Tenant under the Lease alleging any type of default by the landlord under the Lease that has not been cured or demanding any work that has not been performed or payment from landlord that has not been made.
3.    Seller has full power to enter into and perform this Agreement and perform its obligations hereunder.
4.    The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action and proceedings and no further action or authorization is necessary on the part of Seller in order to consummate the transaction contemplated herein.
5.    Seller has full right, power and authority to own the Property, to execute and deliver this Agreement, to consummate the transactions, to comply with and fulfill the terms and conditions hereof and to sell the Property to Purchaser. This Agreement is legally binding on, and enforceable against, Seller, in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity. Seller owns fee simple title to the Property subject to all matters of record and no third party has any right to purchase all or any part of the Property.
6.    The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller is bound.
7.    To Seller’s actual knowledge, all Contracts (other than management agreements and leasing commission agreements) affecting the Property between Seller (or any managing agent on behalf of Seller) and third parties relating to the maintenance and operation of the only the Property are accurately set forth on Schedule 12.B.6 hereto. To Seller’s knowledge, the documents constituting the Contracts that are delivered to or made available to Purchaser are true, correct and complete copies of all of the Contracts affecting the Property. Seller has not given or received any written notice of any breach or default under the Contracts which remains uncured.
8.    Seller has not been served with or received written notice of any suit, action, arbitration, or legal or other proceeding or governmental investigation which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property owned by such Seller, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property owned by Seller or any portion thereof.
9.    Seller has not received any written notice from a governmental authority of any (i) pending or threatened condemnation proceedings affecting the Property, or any part thereof; (ii) any violations of applicable zoning laws with respect to the Property which have not heretofore been cured; or (iii) any violations of any other laws, rules or regulations (including any environmental law) relating to the use or operation of the Property which have not been heretofore been cured.
10.    To Seller’s actual knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property owned by such Seller or any portion or portions thereof and any and all leasing commissions and brokerage fees accrued or due and payable with respect to the Property as of the date hereof and at the Closing have been or shall be paid in full or shall be credited to Purchaser.
11.    To Seller’s actual knowledge, Seller has received no notices from any governmental authority of any Hazardous Conditions (as hereinafter defined) relating to the Property and Seller has not caused any Hazardous Conditions to be created on the Property. As used herein, the “Hazardous Conditions” refers to the presence on, in or about the Property (including ground water) of Hazardous Materials (as hereinafter defined), the concentration, condition, quantity, location or other characteristic of which fails to comply with the standards applicable, relevant, or appropriate under applicable environmental laws. In turn, the term “Hazardous Materials” shall mean any chemical, substance, waste, material, equipment, or fixture defined as hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any environmental law, including but not limited to, a petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCB’s and asbestos.

12.    There is no other agreement currently in effect relating to the management of the Property owned by Seller by any third-party management company other than Seller’s management agreement with the current property manager which shall be terminated as of Closing.
13.    To Seller’s actual knowledge, as of the Effective Date, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property owned by Seller.
14.    Except as otherwise expressly provided herein, Seller shall not further encumber the Property or any of the improvements or personal property located thereon. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Seller shall not voluntarily create any exception to title to its Property.
15.    Neither Seller nor any of its affiliates, (collectively, a “Seller’s Party”) is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities
16.    Neither Seller nor any Seller Party, nor any party providing funds to Seller: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. The term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a financial institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. Seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. Seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. Seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957
17.    Seller is in compliance with any and all applicable provisions of the Patriot Act.
18.    No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller.
As used in this Agreement, the words “Seller’s current actual knowledge” (or any other words regarding the knowledge or awareness of Seller) mean and refer to the current actual knowledge of Don Edwards and Alex Fleming, not in their respective individual or personal capacity but solely in each of their capacity as Servicing Officer for Seller, limited to their current consciousness, without any due diligence, inquiry or investigation of any kind or duty of inquiry or investigation by either of them and do not include any constructive, imputed or implied knowledge.
By executing and delivering the documents listed in Section 5, Seller shall be deemed to have made all of the foregoing representations and warranties as of Closing. Should any of the foregoing representations and warranties be found to be incorrect in any material respect prior to Closing, Seller may cure same by Closing. If Seller is unable or otherwise does not cure same by Closing, Purchaser shall be entitled either to (i) waive same and close this transaction in accordance with the terms of this Agreement without adjustment of the Purchase Price by reason of such breach, or (ii) terminate this Agreement by written notice to Seller. In the event Purchaser elects to terminate this Agreement pursuant to the foregoing sentence, the Escrow Agent shall return the Earnest Money to Purchaser and neither party to this Agreement shall thereafter have any further rights or obligations hereunder, except the Surviving Obligations.
C.    Purchaser makes the following representations and warranties to Seller, which representations and warranties shall be deemed to be repeated by Purchaser as of the Closing Date and which shall survive the Closing for the Survival Period:
1.    This Agreement is, and all documents to be executed and delivered by Purchaser at the Closing are or at the Closing will be, (i) duly authorized, executed, and delivered, and (ii) the legal, valid, and binding obligations of Purchaser, and do not and at the Closing will not violate any provisions of any agreement to which Purchaser is a party or to which Purchaser is subject;
2.    Purchaser has full right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein, to comply with and fulfill the terms and conditions hereof and to purchase the Property from Seller, and no further action or authorization is necessary on the part of Purchaser in order to consummate the transaction contemplated herein;
3.    Purchaser is a limited liability company, has been duly organized, and is validly existing and in good standing in the State of Delaware and the state in which the Real Property is located;

4.    Intentionally Omitted;
5.    Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a “party in interest” within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller;
6.    Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents (collectively, a “Purchaser Party”) is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities;
7.    Neither Purchaser nor any Purchaser Party, nor any party providing funds to Purchaser: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. The term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a financial institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. Seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. Seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. Seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957; and
8.    Purchaser is in compliance with any and all applicable provisions of the Patriot Act.
Section 13.    Seller’s Covenants. Seller covenants and agrees with Purchaser that between the Effective Date and the Closing Date (or from and after the Closing Date for a period of three (3) months) with respect to Section 13.H below):
A.As soon as reasonably possible after Seller’s receipt of written notice from any governmental authority of the institution of any proceedings for the condemnation of the Real Property, or any portion thereof, or any other proceedings arising out of injury or damage to the Real Property, or any portion thereof, Seller will notify Purchaser of the pendency of such proceedings.
B.At Purchaser’s written request delivered to Seller at least ten (10) days before Closing and specifying the Contracts to be cancelled, Seller will give notice of termination at Closing for all Contracts specified in Purchaser’s request which can be cancelled with thirty (30) days’ notice and without payment of a termination fee or penalty, and Purchaser shall assume such Contracts for the unexpired balance of such thirty (30) day period.
C.After the Effective Date, Seller shall not, without Purchaser’s prior written consent, which consent shall not unreasonably be withheld, delayed or conditioned: (1) amend or modify the Lease or (2) terminate the Lease.
D.Purchaser expressly acknowledges and agrees that Seller has no obligations with respect to the Property that survive Closing except as specifically set forth herein. The provisions of this Section 13.D. shall survive Closing.
E.Seller shall continue to operate, maintain and repair the Property in the ordinary course of business, but shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned prior to the expiration of the Review Period and thereafter, and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within ten (10) business days: (a) make or permit to be made any material alterations to or upon the Property (provided, however, Purchaser’s consent shall not be required for repairs or other work of an emergency nature, as required by law, or under the Lease, provided that Seller shall notify Purchaser of such work as soon as practicable), (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, or amend or modify any of the Contracts in any material respect, unless such Contract, as amended, may be terminated without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, (c) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend (except pursuant to a provision of the existing Lease or license), terminate or cancel (except in the event of a tenant default), or otherwise amend (except pursuant to a provision of the existing Lease or license that specifically contemplates or requires such amendment) any of the Lease or licenses, (d) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and value by Seller prior to Closing, and except for the use and consumption at the Property of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, or (e) grant any easements or title encumbrances that will affect the Property or any portion thereof after the Closing Date. Seller agrees that from the date of this Agreement to the Closing Date, Seller shall: (i) at its expense, maintain its usual maintenance program for the Property, reasonable wear and tear and damage by fire or other casualty excepted, it being understood, however, that the Property is being sold in an “AS-IS” condition as provided in Section 7 hereof; (ii) continue to perform in all material respects its obligations as landlord under the Lease; (iii) not mortgage any part of the Property; (iv) not make any commitment or incur any liability to any labor union, through negotiations or otherwise with respect to the Property; and (v) maintain in full force and effect an all-risk casualty insurance policy for the Property and all improvements thereon, in substantially the same form as currently maintained.
F.Promptly after receipt, Seller shall provide Purchaser with true and complete copies of any written notices that Seller receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default or potential default or other material issue given or received by Seller under any of the Leases or licenses or any of the Contracts.
G.Seller will advise Purchaser promptly of any suit, action, arbitration, or legal or other proceeding or governmental investigation which is instituted after the Effective Date and which concerns or affects Seller or the Property, other than any such matters (such as slip and fall and similar claims) that are covered by Seller’s insurance.
H.Seller shall use commercially reasonable efforts to assist Purchaser, at no cost to Seller, in connection with the transfer of any roof warranty.
Section 14.    Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective legal representatives, successors, and permitted assigns. Purchaser may assign its rights under this Agreement one time only to an affiliate of Purchaser with written notice to Seller at least five (5) business days before Closing but without the consent of Seller. Purchaser shall deliver a copy of the agreement pursuant to which this Agreement is assigned to and assumed by such assignee at least one (1) business day prior to Closing. Any other assignment shall require the prior written consent of Seller, which may be granted or denied in Seller’s commercially reasonable discretion. An assignment or transfer of this Agreement shall not relieve the Purchaser named herein of any of Purchaser’s obligations under this Agreement (whether the same accrued prior to the date of such assignment or accrues on or after such date). The preceding sentence shall survive Closing.
Section 15.     The date on which this Agreement is executed by the last to sign of Seller and Purchaser shall be the “Effective Date” of this Agreement.
Section 16.    Time of the Essence. Time is of the essence of this Agreement.
Section 17.    Destruction, Damage, or Taking Prior to Closing. If, after the Effective Date, the Property or any portion thereof is damaged or destroyed by fire or other casualty or by a partial taking under the provisions of eminent domain prior to the Closing and the Property is not substantially restored by the Closing Date:
A.    If the cost of repair or value of the taking does not exceed Five Hundred Thousand Dollars ($500,000.00) Seller shall assign to Purchaser at Closing all of Seller’s Property insurance or condemnation proceeds, and Purchaser shall close this transaction as provided herein except that Purchaser shall receive a credit against the Purchase Price for any deductible applicable under any such insurance policy. Seller agrees that its existing fire insurance policy covering the Property shall remain in effect until Closing unless replaced by comparable insurance coverage.
B.    If (i) the Tenant terminates its Lease or is permitted to reduce its rent under such Lease as a result of such casualty or taking, (ii) access to the Property is unavailable or impaired, (iii) there is a reduction in parking at the Property, and the result the cost of repair or value of the taking related to items (i) through (iii) exceeds Five Hundred Thousand Dollars ($500,000.00) Purchaser shall have the option of: (i) closing this transaction as provided herein, except that (x) Seller shall assign to Purchaser at Closing all of the Seller’s Property insurance or condemnation proceeds, and (y) Purchaser shall receive a credit against the Purchase Price for any deductible applicable under any such insurance policy, less any amounts reasonably and actually expended by Seller to remedy any unsafe conditions at the Property or to repair or restore any damages, in no event to exceed the amount of the loss. In the event such amount spent by Seller shall exceed the amount of the deductible on such casualty insurance policy, then Purchaser shall deliver such excess amount to Seller, within five (5) business days of its receipt of any casualty insurance proceeds received on account of such casualty; or (ii) terminating this Agreement shall be deemed null and void and the parties hereto shall have no further obligations to or recourse against each other either under this Agreement or otherwise, except the Surviving Obligations, and the Earnest Money together with any accrued interest thereon shall be returned to Purchaser.
Section 18.    Termination, Default and Remedies.
A.    If Purchaser fails or refuses to consummate the purchase of the Property pursuant to this Agreement at the Closing following two (2) business days written notice from Seller for any reason other than the termination of this Agreement by Purchaser pursuant to a right so to terminate expressly set forth in this Agreement, then Seller, as Seller’s sole and exclusive remedy, shall have the right to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, whereupon neither party hereto shall have any further rights or obligations hereunder except the Surviving Obligations, and the Escrow Agent shall deliver the Earnest Money to Seller as liquidated damages, free of any claims by Purchaser or any other person with respect thereto. It is agreed that the Earnest Money to which Seller is entitled under a termination above is a reasonable forecast of just compensation for the harm that would be caused by Purchaser’s breach, and that the harm that would be caused by such breach is one that is incapable or very difficult of accurate estimation.
B.    If Seller fails or refuses to consummate the sale of the Property pursuant to this Agreement at the Closing or following two (2) business days written notice from Purchaser, fails to perform any of Seller’s other obligations hereunder either prior to or at the Closing for any reason other than the termination of this Agreement by Seller pursuant to a right so to terminate expressly set forth in this Agreement or Purchaser’s failure to perform Purchaser’s obligations under this Agreement, then Purchaser, as Purchaser’s SOLE AND EXCLUSIVE remedy, shall have the right to: (i) terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing whereupon neither party hereto shall have any further rights or obligations hereunder, except the Surviving Obligations, and the Escrow Agent shall deliver the Earnest Money to Purchaser, free of any claims by Seller or any other person with respect thereto and, provided Purchaser is not in default hereunder, Seller shall promptly reimburse Purchaser for not more than Fifty Thousand and No/100 Dollars ($50,000.00) of actual documented out-of-pocket expenses, if any, that Purchaser paid or incurred in conjunction with Purchaser’s review of the Property, (ii) complete the purchase of the Property, in which event Purchaser waives its right to seek reimbursement from Seller for any claim of damages, or (iii) enforce specific performance of the Seller’s obligations under this Agreement, but if and only if: (A) Purchaser has delivered to Seller written notice of such default and Seller has failed to cure said default within a five (5) business day period following receipt of such notice, (B) Purchaser has furnished ten (10) days prior written notice to Seller of its intent and election to seek specific enforcement of this Agreement (the “Election Notice”), (C) a suit for specific performance is filed within forty-five (45) days after the later of (x) the expiration of Seller’s cure period, or (y) Seller’s receipt of the Election Notice, and (D) Purchaser is not in default under this Agreement at the time of filing such suit for specific performance and is ready, willing and able to fund the Purchase Price and to close escrow as and when required by the provisions of this Agreement (but for the breach of this Agreement by Seller). Failure to file suit for specific performance within such forty-five (45) day period constitutes a waiver of the remedy of specific performance hereunder. Notwithstanding anything contained in this Agreement to the contrary, in no event shall either party hereto be liable for actual, consequential or punitive damages.
C.    In the event either Seller or Purchaser becomes entitled to the Earnest Money upon cancellation or termination of this Agreement in accordance with its terms, such party shall deliver notice to the Escrow Agent and the other party simultaneously with such termination notice. In the event the other party objects to such disbursement of the Earnest Money, such party shall have five (5) business days to give the terminating party and the Escrow Agent written notice of its objection to disbursement of the Earnest Money. In the event of such dispute, the losing party shall pay, upon the final order of a court with appropriate jurisdiction, all reasonable attorneys’ fees incurred by the party so entitled to the Earnest Money in connection with the recovery thereof.
Section 19.    Intentionally Omitted.
Section 20.    Mold Disclosure. Mold and/or other microscopic organisms can be found almost anywhere. They occur naturally in the environment and can grow on virtually any organic substance as long as moisture and oxygen are present. Mold and/or other microscopic organisms may cause property damage and/or health problems. Purchaser acknowledges and agrees that Seller shall not be responsible for any damages, liabilities, claims or losses arising out of or relating to mold and/or other microscopic organisms at the Property including but not limited to property damages, personal injury, adverse health effects, loss of income, emotional distress, death, loss of use or loss of value and Purchaser hereby releases Seller from the same. Purchaser hereby acknowledges that it has read and understood this disclosure and release and agrees to the provisions contained herein. The provisions of this Section 20 shall survive the Closing or termination of this Agreement.
Section 21.    Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantity, may present health risks to persons who are exposed to it over time. Additional information regarding radon and radon testing may be obtained from your county public health unit.
Section 22.    Terminology. The captions beside the section numbers of this Agreement are for reference only and shall not modify or affect this Agreement in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.
Section 23.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE REAL PROPERTY IS LOCATED.
Section 24.    Performance of Contract. The obligations under the terms of this Agreement are performable in Cumberland County, Pennsylvania, and any and all payments under the terms of this Agreement are to be made in Cumberland County, Pennsylvania.
Section 25.    Venue. The parties hereto hereby consent that venue of any action brought under this Agreement shall be in Cumberland County, Pennsylvania or the federal courts for and in the state in which the Real Property is located.

Section 26.    Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
Section 27.    Rule of Construction. The parties acknowledge that each party and its counsel has reviewed and revised this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
Section 28.    Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party or parties shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party or parties may be entitled.
Section 29.    Business Days. References to “business days” herein shall mean means any day except Saturday, Sunday or day on which commercial banks located in New York, New York, are authorized or required by law to be closed for business. If the Closing Date or the day for performance of any act required under this Agreement falls on day which is not a business day, then the Closing Date or the day for such performance, as the case may be, shall be the next following regular business day.
Section 30.    Counterparts. This Agreement may be executed in multiple counterparts and via facsimile and/or PDF signature, each of which shall, for all purposes, be deemed an original, but which together shall constitute one and the same instrument.
Section 31.    Waiver. The waiver by any party of a breach of any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach whether of the same or another provision of this Agreement.
Section 32.    No Joint Venture. Purchaser acknowledges and agrees that Seller is not a venture, co-venturer, insurer, guarantor or partner of Purchaser in Purchaser’s development of, construction upon or resale of the Property, and that Seller shall bear no liability whatsoever resulting from or arising out of Purchaser’s ownership, development of, construction upon and/or sale of the Property. The provisions of this Section 32 shall survive Closing.
Section 33.    Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
Section 34.    Exhibits. The Exhibits that are referenced in and attached to this Agreement are incorporated in, and made a part of, this Agreement for all purposes.
Section 35.    Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property.
Section 36.    No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
Section 37.    No Memorandum. Purchaser will not record either this Agreement, any memorandum hereof, or any affidavit pertaining hereto. Any such recordation by Purchaser will constitute a default hereunder by Purchaser. In addition to any other remedies of Seller, Purchaser will be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit. Purchaser’s obligations pursuant to this Section 37 will survive any termination of this Agreement.
Section 38.    Confidentiality. Except as provided otherwise in this Section 38, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller and Purchaser respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing, both Seller and Purchaser shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing, Purchaser shall keep strictly confidential all information (including the Property information) relating in any way to the Property or any portion thereof.
It is understood and agreed that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or preclude Purchaser from sharing information relating to the Property, on a confidential basis with such party’s key employees, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, joint venture partners, or potential lenders (“Representatives”), as the case may be. Further, and notwithstanding anything to the contrary set forth above, Purchaser or any sponsored entity of Purchaser and Seller may disclose any of such information if required in litigation, if any (whether arising out of this Agreement or otherwise) or if required by law (including, without limitation, any rule or regulation of the Securities and Exchange Commission). Notwithstanding any other provision of this Agreement, the provisions of Section 38 shall survive the termination of this Agreement.
Section 39.    Limited Liability. The liability of Seller, its agents, representatives or employees arising by virtue of this Agreement shall be limited to the interest of Seller in the Property and no recourse shall be had to any other assets of Seller, its agents, representatives or employees. Nothing in this Agreement shall entitle either Purchaser or Seller or any other person or entity, to recover special, punitive, consequential or incidental damages in connection with the transactions contemplated by this Agreement.
Section 40.    Escrow Agreement. Prior to Purchaser’s making the Initial Earnest Money, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement in the form of Schedule 1 attached hereto (the “Escrow Agreement”).
Section 41.    14.10    Tax-Deferred Exchange. Purchaser may acquire the Property as part of a tax-deferred exchange of real estate pursuant to the provisions of Section 1031 of the Internal Revenue Code as amended from time to time. Purchaser shall be entitled to use a third-party intermediary as part of the tax-deferred exchange, and Seller shall reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, to accomplish such tax-deferred exchange, provided that (a) it is understood and agreed that the Purchaser shall be required to pay all costs and expenses of the exchange, (b) Seller shall not be required to make any representation or warranty relative to the condition of any real estate or be required to take title to any real estate other than the Property and (c) the exchange must otherwise be accomplished without reduction or alteration of the rights of the Seller under this Agreement.
Section 42.    Intentionally Omitted.
Section 43.    Intentionally Omitted.
Section 44.    WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS TRANSACTION.
Section 45.    3-14 AUDIT. Seller shall provide to Purchaser, at Purchaser's expense, copies of, or shall provide Purchaser access to, such operating statements with respect to the Property as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or its affiliates) to prepare a property level review (“Operating Statements”).  Such information shall include, if available, an income statement and balance sheet data for the Property for a period beginning January 1 of the year prior to closing the acquisition through Closing, if available. Without limiting the generality of the foregoing, (i) Purchaser or its designated independent accountant (Ernst and Young or any successor accounting firm) may review Seller's Operating Statements of the Property, at Purchaser's expense, and Seller shall provide such documentation, if in Seller’s possession, as Purchaser or its accountant may reasonably request in order to perform such review (provided that in each instance where Purchaser may need to access any consolidated records of Seller, Seller shall not be required to provide any consolidated records other than in redacted form sufficient for the accountant to verify information contained in the financial statements of the Property); provided, however, that the foregoing obligations of Seller shall be limited to providing such information and documentation as may be in the possession of, or reasonably obtainable by, Seller, at no cost to Seller, and in the format that Seller has maintained such records (and further subject to tenant confidentiality requirements and the limitations regarding verifications in consolidated records described above), and further, in no event shall Seller be required to deliver to Purchaser, or allow Purchaser access to, any information that Seller deems privileged or proprietary.  Furthermore, any information or documentation provided by Seller to Purchaser pursuant to this Agreement or otherwise shall be delivered without any representations or warranties, including without limitation any representations or warranties as to accuracy or completeness thereof.  Purchaser shall reimburse Seller on demand for all costs and expenses incurred by Seller in performing its obligations under this Section 45, and such reimbursement obligation shall survive the termination of this Agreement.
Section 46.    WAIVER OF RIGHT TO RECORD LIS PENDENS. AS PARTIAL CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT, AND EXCEPT WITH RESPECT TO THE EXERCISE OF THE SPECIFIC PERFORMANCE REMEDY IN ACCORDANCE WITH SECTION 18.B. ABOVE, PURCHASER EXPRESSLY WAIVES ANY RIGHT TO RECORD OR FILE THIS AGREEMENT OR ANY NOTICE OF IT, OR ANY LIS PENDENS OR NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ALL OR ANY PORTION OF THE PROPERTY IN CONNECTION WITH ANY ALLEGED DEFAULT BY SELLER HEREUNDER. IN THE EVENT OF SUCH RECORDING OR FILING, THIS AGREEMENT SHALL BE NULL AND VOID AND THE ESCROW AGENT SHALL PAY THE EARNEST MONEY TO SELLER. PURCHASER AND SELLER HEREBY EVIDENCE THEIR SPECIFIC AGREEMENT TO THE TERMS OF THIS WAIVER BY PLACING THEIR INITIALS IN THE PLACE PROVIDED HEREINAFTER. THE PROVISIONS OF THIS SECTION 44 SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

/s/ MJE	/s/ DE
Purchaser's Initials	Seller's Initials
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is hereby executed as of the Effective Date.

PURCHASER:
Date: March 9, 2015
GRIFFIN (MECHANICSBURG) ESSENTIAL ASSET REIT II, LLC

	By:	Griffin Capital Essential Asset Operating Partnership II, L.P., a Delaware limited partnership, its sole member

	By:	Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation, its general partner

	By:	/s/ Michael J. Escalante
	Name:	Michael J. Escalante
	Title:	President

SELLER:
Date: March 9, 2015

U.S. Bank National Association, As Successor-In-Interest To Bank of America, National Association, As Successor Trustee To Wells Fargo Bank, N.A., As Trustee, In Trust For The Holders of Deutsche Mortgage & Asset Receiving Corporation, CD 2006-CD2 Commercial Mortgage Pass-Through Certificates

By:
C-III Asset Management, LLC, a Delaware limited liability company, solely in its capacity as special servicer for Lender pursuant to that certain Pooling and Servicing Agreement dated as of March 1, 20016

	By:	/s/ Don Edwards
	Name:	Don Edwards
	Title:	Servicing Officer